Exhibit 10.53
AGREEMENT
This is a complete and final Agreement between STUART REED (for yourself, your spouse and anyone acting for you) (“you”), and Motorola, Inc. (for itself, its subsidiaries and affiliates, its and their successors, and anyone acting for any of them) (“Motorola”) that resolves all matters between you and Motorola. This Agreement has been individually negotiated and has not been reached as part of a group incentive or other separation program. In consideration for the payments and benefits provided under this Agreement, you and Motorola agree to the following terms of your separation from Motorola:
     1. SEPARATION. All your duties and responsibilities as an employee, officer and/or director of Motorola and its subsidiaries and affiliates shall end effective April 4, 2008 (the “Transition Date”) and you shall no longer be an officer of Motorola as of that date. Your employment by Motorola shall continue through December 31, 2008 (“Separation Date”). At Motorola’s request, you shall execute any and all documents reasonably necessary to confirm the cessation of your service as a director and/or officer of Motorola and its subsidiaries and/or affiliates.
     2. TRANSITION ALLOWANCE AND SEPARATION ALLOWANCE. Motorola will pay you at your regular base salary rate at regular payroll intervals, less applicable state and federal payroll deductions, between your Transition Date and Separation Date. The total gross amount of these payments is Four Hundred Forty-Five Thousand Four Hundred Seventy-Nine Dollars and Forty-Five Cents ($445,479.45) (“Transition Allowance”). Motorola also will pay you a lump sum Separation Allowance in the amount of One Million Five Hundred Four Thousand Five Hundred Twenty Dollars and Fifty-Five Cents ($1,504,520.55), less applicable state and federal payroll tax deductions, within thirty (30) days after you have signed, returned and not revoked a supplemental release attached as Attachment A, provided such amount will in all events be paid no later than March 15 of the year following the year in which the Transition Date occurs.. Signature of Attachment A is a condition to your receiving the Separation Allowance and other consideration under this Agreement. The Transition and Separation Allowances include and exceed any paid time off or any other amounts that are unpaid as of your Separation Date. You will receive a 2007 bonus under the Motorola Incentive Plan and a bonus for the 2005-2007 performance period under the 2005 Motorola Long Range Incentive Plan, and you will be eligible for a 3/12 pro rata bonus under the 2008 Motorola Incentive Plan. You agree that you will not receive any other bonuses or incentives under any Motorola annual or long-range incentive plan and that any claims to such additional bonuses or incentives are waived and released pursuant to paragraph 13 below. You will only be paid the amounts specifically identified in this Agreement and will not receive any additional payments from Motorola. Each payment under this Agreement to you, including payments pursuant to this Section 2 and reimbursements under Section 7, will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     3. HEIRS/BENEFICIARIES. In the event of your death after the effective date of this Agreement, your surviving spouse (or heirs if you are then unmarried) shall be paid any unpaid salary and any unpaid Transition and Separation Allowances described in this Agreement. Payments or benefits, if any, following your death under any of the Motorola benefit or compensation plans shall be according to the terms of those plans and any elections and/or beneficiary designations previously made by you thereunder.
     4. BENEFIT AND COMPENSATION PLANS.
(a) Subject to Section 13 hereof, the effect of your separation and this Agreement upon your participation in, or coverage under, any of Motorola’s benefit or compensation plans, including but not limited to the Motorola Elected Officers Supplemental Retirement Plan, the Motorola Elected Officers Life Insurance Plan, the Motorola Long Range Incentive Plan for any given performance cycle, the Motorola Incentive Plan, the Motorola Management Deferred Compensation Plan, the Motorola Financial Planning Program, the Motorola Omnibus Incentive Plan of 2006, any other applicable stock option plan and any restricted stock, stock unit or SAR agreements shall be governed by the terms of those plans and agreements. Motorola is making no guarantee, warranty or representation in this Agreement regarding any position that may be taken by any administrator or plan regarding the effect of this Agreement upon your rights, benefits or coverage under those plans. Pursuant to the Motorola Management Deferred Compensation Plan, your deferred compensation elections, and applicable law, your deferred compensation payments will commence in accordance with the schedule outlined in Attachment B. Motorola will reimburse you pursuant to the Motorola Financial Planning Program for services received through and including December 31, 2009.
(b) Following your Separation Date, except in the event you violate one or more of the restrictive covenants outlined in paragraph 8 below, each of your outstanding stock option grants will be accorded the most favorable treatment for which each grant qualifies per the terms of the applicable stock option plans or award documents. Your current equity awards and their treatment upon separation are outlined in Attachment C to this Agreement.
(c) Benefits coverage in effect on your Separation Date under the Motorola Employee Medical Benefits Plan (“Medical Plan”), as amended from time to time, will be continued at the regular employee contribution rate through the end of October, 2009 , provided that you comply with all terms and conditions of the Medical Plan, including paying the necessary contributions and provided further, if you are reemployed with another employer and become covered under that employer’s medical plan, the medical benefits described herein (if they are not terminated as provided in COBRA, defined below) shall be secondary to those provided under such other plan. The parties agree that the difference between the cost for such coverage under COBRA, as defined below, and the amount of the necessary contributions that you pay for such coverage will be considered imputed income to you and you are responsible for the payment of income tax due as a result of such imputed income. After the total period of medical benefit continuation provided in this Agreement, you may elect to continue medical benefits under the Medical Plan at your own expense, in accordance with COBRA. The period of medical benefit continuation described immediately above counts toward and reduces the maximum coverage under Section 4980B of the Internal Revenue Code (“COBRA”), as described in Treasury Regulation Section 54.4980B-7, A-7(a). The COBRA period commences on the first of the month following the Separation Date.
     5. TRANSFER OF EQUIPMENT/OUTPLACEMENT. Effective on or within fourteen days after your Transition Date, Motorola will transfer to you ownership of your cellular phone, laptop computer (after removal and replacement of the hard drive) and docking station. On that date you will assume responsibility for all insurance, maintenance, service and other fees related to these items, and Motorola will have no responsibility for them thereafter. The parties agree that any fair market value of such items will be calculated as of the Transition Date and that you are responsible for the payment of income tax due as a result of this transfer. Motorola also will provide senior executive outplacement and career continuation services by a firm to be selected by Motorola for a period of up to one (1) year if you elect to participate in such services, provided, however, any senior executive outplacement and career continuation services will in all events be concluded no later than the end of the second calendar year following the calendar year in which the Transition Date occurs.
     6. NO DISPARAGEMENT. You agree that you will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Motorola or its good will, products or business opportunities, or in any manner detrimental to Motorola, though you may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath. Motorola agrees that neither Greg Brown, Marc Rothman, Dean Lindroth, Jeremy Dale, Mike Fenger, Dan Moloney, Peter Lawson, Bruce Brda nor Mike Hickey will, in any official capacity on Motorola’s behalf, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon you, or in any manner detrimental to you, though each may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath.
     7. COOPERATION/INDEMNIFICATION. From your Transition Date, and for as long thereafter as shall be reasonably necessary, you agree to cooperate fully with Motorola in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by Motorola. If you incur any business expenses in the course of performing your obligations under this paragraph, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred. All reimbursements under this Section 7 will be for expenses incurred by you during your lifetime. Reimbursement will be made within 90 days following the date you submit evidence that you incurred such expenses, and in all events prior to the last day of the calendar year following the calendar year in which you incur the expense. In no event will the amount of expenses reimbursed in one year affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, in any other taxable year. Motorola will indemnify you for judgments, fines, penalties, settlement amounts and expenses

(including reasonable attorneys fees and expenses) reasonably incurred in defending any actual or threatened action, lawsuit, investigation or other similar proceeding arising out of your employment with Motorola, provided that if the matter is a civil action, you acted in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of Motorola and if the matter is a criminal action, you had no reasonable cause to believe your conduct was unlawful (in each case as determined under Delaware general Corporation Law).
     8. RESTRICTIVE COVENANTS. You acknowledge that you have entered into certain Stock Option Agreements and/or Stock Option Consideration Agreements and/or Restricted Stock Agreements and/or Restricted Stock Units Agreements with Motorola, as well as various other agreements for the protection of Motorola’s confidential proprietary information, and agree that such agreements, including but not limited to the non-disclosure, non-competition and non-solicitation provisions therein, continue in full force and effect according to their terms.
     9. CONFIDENTIALITY OF AGREEMENT. You agree to keep the existence and terms of this Agreement confidential, unless required by law to disclose this information, or except as needed to be disclosed to your spouse, legal counsel, financial advisors, outplacement firm, creditors, or anyone preparing your tax returns. Notwithstanding the above, you may disclose a copy of this Agrreement, excluding the economic terms, to any new or prospective employer.
     10. RETURN OF MOTOROLA PROPERTY. You further agree to return to Motorola by your Transition Date all Motorola property and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in your possession at all Motorola and non-Motorola locations, including but not limited to information stored electronically on computer hard drives or disks.
     11. NEW EMPLOYMENT. You agree that you will immediately inform Motorola of (i) the identity of any new employment, start-up business or self-employment in which you have engaged or will engage between the Transition Date and December 31, 2010 (the “Notice Period”), (ii) your title in any such engagement, and (iii) your duties and responsibilities. You hereby authorize Motorola to provide a copy of this Agreement, excluding the economic terms, to any new employer or other entity or business by which you are engaged during the Notice Period. You further agree that during the Notice Period, you will provide such information to Motorola as it may from time to time reasonably request in order to determine your compliance with this Agreement.
     12. BREACH OF AGREEMENT.
(a) You acknowledge that Motorola’s agreement to make the payments set forth in Paragraph 2 above is conditioned upon your faithful performance of your obligations pursuant to Paragraphs 7, 8, 10 and 11 of this Agreement, and you agree to repay to Motorola all sums received from Motorola under Paragraph 2, less One Thousand Dollars ($1,000.00), if you breach any of your obligations under Paragraphs 7, 8, 10 or 11 of this Agreement or the agreements referenced in Paragraph 8. You further agree that in addition to any other remedies available in law and/or equity, all of your vested and unvested stock options will terminate and no longer be exercisable, and for all stock options exercised within two years prior to your Separation Date or anytime after your Separation Date, you will immediately pay to Motorola the difference between the exercise price on the date of grant as reflected in the Award Document and the market price on the date of exercise (the “spread”) for each affected stock option grant. The above remedies are in addition to and cumulative with any other rights and remedies Motorola may have pursuant to this Agreement and/or in law and/or equity. In any dispute regarding this Agreement, each party will pay its own fees and costs.
(b) You acknowledge that the harm caused to Motorola by the breach or anticipated breach of Paragraph 7, 8, 10 or 11 of this Agreement will be irreparable and you agree Motorola may obtain injunctive relief against you in addition to and cumulative with any other legal or equitable rights and remedies Motorola may have pursuant to this Agreement or law. You agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 15 below, will, at the request of Motorola, be entered on consent and enforced by any such court having jurisdiction over you. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

(c) This Agreement (which includes the agreements referenced in Paragraph 8) is your entire agreement with Motorola regarding the subject matter. No waiver of any breach of any provision of this Agreement by Motorola shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 15 below to be unenforceable, in whole or in part, the remainder of this Agreement as well as the provisions of your prior agreements, if any, regarding the same subject matter as that which was found unenforceable herein shall nevertheless be enforceable and binding on the parties. You also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, you affirmatively state that you have not, will not and cannot rely on any representations not expressly made herein.
     13. NON-ADMISSION/GENERAL RELEASE. You and Motorola agree that, in exchange for the payments and other terms described above, Motorola is not admitting to any wrongdoing or unlawful action in its dealing with you and you fully and completely release Motorola and hold it harmless from any and all legal claims of any type to date arising out of your employment or the separation of your employment from Motorola or any notice regarding your separation, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits including any severance pay or benefits related to or payable in connection with change in control events pursuant to the 2006 Motorola Omnibus Incentive Plan , the Motorola, Inc. Senior Officer Change in Control Plan, the Motorola, Inc. Corporate Officer Change in Control Plan , the Motorola, Inc. Corporate Officer Transition Change in Control Plan, or any other change in control severance plan, policy or arrangement, whether arising prior to, or following the date hereof, and further including insurance and any claims under any retirement plan; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or the Employee Retirement Income Security Act. If you are employed in Pennsylvania, however, you are not waiving any claims under the Family and Medical Leave Act. If you are employed in California, you expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You understand that by signing this General Release you are not releasing any claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination, nor are you releasing any rights to indemnification under Motorola’s by-laws and/or insurance policies.
     14. CONDITIONS OF AGREEMENT. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. You agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable. You further agree that you have had sufficient time (at least 21 days) to consider this Agreement and you were advised to consult with an attorney, if desired, before signing below. You understand and agree that any change, whether material or otherwise, to the initial terms of this Agreement shall not restart the running of this 21-day period. This Agreement will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Jill A. Goldy, Corporate Vice President, Law — Labor and Employment, Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196. Any alterations to this Agreement must be in writing, signed by both parties.

     15. GOVERNING LAW/VENUE. You and Motorola agree that this Agreement is governed by the laws of Illinois, without giving effect to principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA. You accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Agreement.
     16. SECTION 409A COMPLIANCE. It is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent.

STUART REED			MOTOROLA, INC.

/s/ Stuart Reed		By:	/s/ Greg A. Lee

Date:	March 7, 2008	Date:	March 7, 2008

ATTACHMENT A
In consideration for the promises made by Motorola in the Agreement to which this is Attachment A, you fully and completely release Motorola and hold it harmless from any and all legal claims of any type to date arising out of your employment or the separation of your employment from Motorola, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, related to or payable in connection with change in control events pursuant to the 2006 Motorola Omnibus Incentive Plan , the Motorola, Inc. Senior Officer Change in Control Plan, the Motorola, Inc. Corporate Officer Change in Control Plan , the Motorola, Inc. Corporate Officer Transition Change in Control Plan, or any other change in control severance plan, policy or arrangement, whether arising prior to, or following the date hereof, and further including insurance and any claims under the Elected Officers Supplemental Retirement Plan or any other retirement plan; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act. If you are employed in California, you expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You understand by signing this General Release you are not releasing any claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination, nor are you releasing any rights to indemnification under Motorola’s by-laws and/or insurance policies. You further agree that you have had sufficient time (at least 21 days) to consider the attached Agreement and you were advised to consult with an attorney, if desired, before signing below. This Attachment A will not become effective or enforceable until seven days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the seven-day period to Jill A. Goldy, Corporate Vice President, Law — Labor and Employment, Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196.
Agreed to and accepted by:

STUART REED

Date:

(to be signed after December 31, 2008 and before January 31, 2009)

ATTACHMENT B

Distributions do
not begin until the
quarter following
the quarter in
		Last Day		which the date that
		Worked		is 6 months after
		(Transition		Transition Date
PlanYear	Method	Date)	6 Months	occurs.
2005	Quarterly Over 15 Years Commencing at Termination	4/4/08	10/4/2008	1/4/2009 (Quarterly)
2006	Lump Sum Commencing at Termination	4/4/08	10/4/2008	1/4/2009(Lump Sum)
2007	Lump Sum Commencing at Termination	4/4/08	10/4/2008	1/4/2009 (Lump Sum)

Attachment C
Stuart Reed as of February 14, 2008

Option Grants
Last	First	Optionee	Grant	Options	Grant		Outstanding		Grant			EXERCISE RIGHTS
Name	Name	ID	Date	Granted	Type	Outstanding	Vested	Unvested	Price	Vest Schedule Desc	Additional vesting prior to separation	VESTED	UNVESTED
REED	STUART	12062216	04/22/2005	150,000	NQ	150,000	75,000	75,000	15.93	25% per year for 4 years	additional 25% will vest on 4/22/2008	Lesser of 1 year or remaining term	Forfeit
REED	STUART	12062216	05/03/2006	250,000	NQ	250,000	62,500	187,500	21.25	25% per year for 4 years	additional 25% will vest on 5/3/2008	Lesser of 90 days or remaining term	Forfeit
REED	STUART	12062216	07/25/2007	100,000	NQ	100,000	0	100,000	17.68	25% per year for 4 years	25% will vest on 7/25/2008	Lesser of 90 days or remaining term	Forfeit
REED	STUART	12062216	05/08/2007	150,000	NQ	150,000	0	150,000	17.70	25% per year for 4 years	25% will vest on 5/8/2008	Lesser of 90 days or remaining term	Forfeit

RSU Grants
Last	First	Optionee	Grant	RSUs	Grant
Name	Name	ID	Date	Granted	Type	Outstanding	Vested	Unvested	Vesting Schedule Desc	Vesting Schedule Dates	Pro-rata under Invol. Term.	Total Vested As Of 12/31/08
REED	STUART	12062216	04/22/2005	60,000	RSU	60,000	0	0	100% after 3 years	100% will vest on 4/22/2008	n/a	60,000
REED	STUART	12062216	05/03/2006	50,000	RSU	50,000	0	0	50% after 30 months, 50% after 60 months	50% will vest on November 3, 2008, 50% on May 3, 2011	pro-rata for 1 year of completed service	25,000
REED	STUART	12062216	05/08/2007	100,000	RSU	100,000	0	0	50% after 30 months, 50% after 60 months	50% will vest on November 8, 2009, 50% on May 8, 2012	pro-rata for 1 year of completed service	20,000
REED	STUART	12062216	07/25/2007	100,000	RSU	100,000	0	0	50% after 30 months, 50% after 60 months	50% will vest on January 25, 2010, 50% on July 25, 2012	pro-rata for 1 year of completed service	20,000